EXHIBIT 23.a

February 1, 1999

                  (PARKS, TSCHOPP & WHITCOMB, P.A. LETTERHEAD)

The Board of Directors
Mobile Area Networks, Inc.:

We consent to the use of our reports included in the Company's Registration Statement (No. 333-18439) and to the reference to our firm under the heading "Experts" in the prospectus.

                                             /s/ Parks, Tschopp & Whitcomb, P.A.
Maitland, Florida
February 1, 1999